Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Fourth Quarter and Full Year 2022 Financial Results
JACKSONVILLE, Fla. / March 29, 2023 Redwire Corporation (NYSE: RDW), a global leader in space infrastructure, that provides the foundational building blocks that are enabling the most complex space missions, today announced results for its fourth quarter and full year ended December 31, 2022.

Redwire will live stream a presentation with slides. Please use the link below to follow along with the live stream:
https://event.choruscall.com/mediaframe/webcast.html?webcastid=BQi6o38R

Q4 and Full Year 2022 Highlights
•On October 31, 2022, Redwire completed the acquisition of QinetiQ Space NV (“Space NV”). Space NV has significantly expanded our global footprint and scope of business, especially with the European Space Agency.
•Revenues for the fourth quarter of 2022 (including Space NV) increased 30.7% to $53.7 million, as compared to $41.1 million for the fourth quarter of 2021. Revenues also grew sequentially by 44.2%, as compared to the third quarter of 2022.
•Revenues for the full year 2022 (including Space NV) increased 16.7% to $160.5 million, as compared to $137.6 million for the full year 2021.
•Net loss and Pro Forma Adjusted EBITDA1 for the full year 2022 (including the incremental Adjusted EBITDA that Space NV would have contributed if the acquisition had occurred on January 1, 2022) were $(130.6) million and $(7.0) million, respectively, as compared to net loss and Pro Forma Adjusted EBITDA1 of $(61.5) million and $3.2 million, respectively, for the full year 2021. Net loss for the full year 2022 includes a $96.6 million non-cash impairment expense, while no such expense occurred in 2021.
•Since acquisition, Space NV contributed $11.7 million and $0.6 million to full year 2022 revenues and Adjusted EBITDA1.
•Excluding Space NV from revenues and Pro Forma Adjusted EBITDA1 (as if the acquisition had not occurred), Redwire would have achieved full year 2022 revenues and Pro Forma Adjusted EBITDA1 of $148.9 million and $(11.6) million, respectively, which are results within its revised full year 2022 guidance range for revenues of $140.0 million to $155.0 million and Pro Forma Adjusted EBITDA1 of $(13.0) million to $(6.0) million (which guidance did not account for Space NV).
•Total Backlog2 (including Space NV) grew 71.2% year-over-year to $465.1 million as of December 31, 2022, as compared to $271.6 million as of December 31, 2021. In 2022, contracts awarded were $327.0 million.
•For the full year ended December 31, 2023, Redwire expects revenue to be in a range of $220.0 million to $250.0 million.

1 Pro Forma Adjusted EBITDA and Adjusted EBITDA are not measures of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Pro Forma Adjusted EBITDA and Adjusted EBITDA.
2 Total Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

“In the fourth quarter of 2022, Redwire experienced record revenue and a record quarter for new bookings,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “We are continuing to build a resilient space platform that includes a diversified portfolio of dependable, long-term government contracts and marquee commercial customers. Our proven space heritage and 2022 technical performance is leading to exciting opportunities with new and existing customers, positioning us with strong momentum entering 2023 supported by a record Total Backlog4 of $465.1 million.

Additional Financial Highlights:
•Net loss and Pro Forma Adjusted EBITDA3 (including the incremental Adjusted EBITDA that Space NV would have contributed if the acquisition had occurred on January 1, 2022) for the fourth quarter of 2022 were $(25.9) million and $(0.5) million, respectively, as compared to net loss and Pro Forma Adjusted EBITDA3 of $(13.7) million and $(0.2) million, respectively, for the fourth quarter of 2021.
•Book-to-Bill4 ratio for the fourth quarter and full year 2022 was 3.74 and 2.04, respectively, as compared to 1.45 and 1.13 for the fourth quarter and full year 2021, respectively.
•Net cash used in operating activities for the fourth quarter of 2022 improved 57.1% to $(4.8) million, as compared to $(11.2) million for the third quarter of 2022. Free Cash Flow5 for the fourth quarter of 2022 was $(5.5) million, as compared to $(12.6) million for the third quarter of 2022.
•As previously announced, Redwire completed an $81.25 million capital raise to finance the acquisition of Space NV and support our growth initiatives. Total available liquidity was $53.3 million as of December 31, 2022.

“Our financial performance showed improvement on both a sequential and year-over-year basis. We recognized record revenues while delivering improvement in gross profit, Pro Forma Adjusted EBITDA3 and Free Cash Flow5,” said Jonathan Baliff, Chief Financial Officer of Redwire. “Given our record Total Backlog4 and improved total available liquidity, we enter 2023 with great momentum.”

Financial Results Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Wednesday, March 29, 2023 to review financial results for the fourth quarter ended December 31, 2022 and full year 2022. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=BQi6o38R. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13737361.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13737361. The accompanying investor presentation will be available on March 29, 2023 on the investor section of Redwire’s website at redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a leader in space infrastructure for the next generation space economy, with valuable intellectual property for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely
3 Pro Forma Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Pro Adjusted EBITDA.
4 Total Backlog and Book-to-bill are key performance indicators. See “Key Performance Indicators” and the tables included in this press release for additional information.
5 Free Cash Flow is not a measure of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Free Cash Flow.

positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, are forward looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “schedule,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) the company’s limited operating history; (4) the inability to successfully integrate recently completed and future acquisitions; (5) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that the company’s assumptions relating to future results may prove incorrect; (8) adverse publicity stemming from any incident involving Redwire or our competitors; (9) unsatisfactory performance of our products; (10) the emerging nature of the market for in-space infrastructure services; (11) inability to realize benefits from new offerings or the application of our technologies; (12) the inability to convert orders in backlog into revenue; (13) our dependence on U.S. government contracts, which are only partially funded and subject to immediate termination; (14) the fact that we are subject to stringent U.S. economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (16) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (17) AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (18) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (19) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (20) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock to fall; (21) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (22) the trading price of our common stock and warrants is and may continue to be volatile; (23) risk related to short sellers of our common stock; (24) our management team’s limited experience operating a public company; (25) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA and Free Cash Flow.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. During the third quarter of 2022, the Company revised the definition and calculation of Free Cash Flow that was presented in the second quarter of 2022 in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretation. Going forward, the Company will use the definition and calculation of Free Cash Flow presented herein.

These Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense (income), net, income tax (benefit) expense, depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. As an emerging growth company that has completed a significant number of acquisitions in 2021 and 2022, we believe Pro Forma Adjusted EBITDA provides meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

REDWIRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$28,316	$20,523
Accounts receivable, net	26,726	16,262
Contract assets	31,041	11,748
Inventory	1,469	688
Income tax receivable	688	688
Prepaid insurance	2,240	2,819
Prepaid expenses and other current assets	5,687	2,488
Total current assets	96,167	55,216
Property, plant and equipment, net	12,761	19,384
Right-of-use assets	13,103	—
Intangible assets, net	66,871	90,842
Goodwill	64,618	96,314
Equity method investments	3,269	—
Other non-current assets	909	—
Total assets	$257,698	$261,756

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$17,584	$13,131
Notes payable to sellers	1,000	1,000
Short-term debt, including current portion of long-term debt	2,578	2,684
Short-term operating lease liabilities	3,214	—
Short-term finance lease liabilities	299	—
Accrued expenses	36,581	17,118
Deferred revenue	29,817	15,734
Other current liabilities	3,666	1,571
Total current liabilities	94,739	51,238
Long-term debt	74,745	74,867
Long-term operating lease liabilities	12,670	—
Long-term finance lease liabilities	579	—
Warrant liabilities	1,314	19,098
Deferred tax liabilities	3,255	8,601
Other non-current liabilities	506	730
Total liabilities	187,808	154,534

Convertible preferred stock, $0.0001 par value, 88,000 shares authorized; 81,250 and none issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	76,365	—
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,912,000 shares authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 64,280,631 and 62,690,869 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	6	6
Treasury stock	(381)	—
Additional paid-in capital	198,126	183,024
Accumulated deficit	(206,528)	(75,911)
Accumulated other comprehensive income (loss)	2,076	103
Total shareholders’ equity (deficit)	(6,701)	107,222
Noncontrolling interests	226	—
Total equity (deficit)	(6,475)	107,222
Total liabilities, convertible preferred stock and equity (deficit)	$257,698	$261,756

REDWIRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues	$53,705	$41,075	$160,549	$137,601
Cost of sales	45,112	33,806	131,854	108,224
Gross margin	8,593	7,269	28,695	29,377
Operating expenses:
Selling, general and administrative expenses	16,517	20,840	70,342	78,695
Contingent earnout expense	—	110	—	11,337
Transaction expenses	1,324	1,469	3,237	5,016
Impairment expense	16,161	—	96,623	—
Research and development	376	1,190	4,941	4,516
Operating income (loss)	(25,785)	(16,340)	(146,448)	(70,187)
Interest expense, net	2,696	1,525	8,219	6,456
Other (income) expense, net	(1,582)	(857)	(16,075)	(3,837)
Income (loss) before income taxes	(26,899)	(17,008)	(138,592)	(72,806)
Income tax expense (benefit)	(1,023)	(3,298)	(7,972)	(11,269)
Net income (loss)	$(25,876)	$(13,710)	$(130,620)	$(61,537)
Net income (loss) attributable to noncontrolling interests	(3)	—	(3)	—
Net income (loss) attributable to Redwire Corporation	$(25,873)	$(13,710)	$(130,617)	$(61,537)

Net income (loss) per common share:
Basic and diluted	$(0.43)	$(0.22)	$(2.09)	$(1.36)

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(25,873)	$(13,710)	$(130,617)	$(61,537)
Foreign currency translation gain (loss), net of tax	2,651	(105)	1,987	(403)
Total other comprehensive income (loss), net of tax	2,651	(105)	1,987	(403)
Total comprehensive income (loss)	$(23,222)	$(13,815)	$(128,630)	$(61,940)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Year Ended
(in thousands, except ratio)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Contracts awarded	$201,003	$59,449	$327,035	$155,070
Revenues	53,705	41,075	160,549	137,601
Book-to-bill ratio	3.74	1.45	2.04	1.13

Book-to-bill is the ratio of total contract awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contract awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Backlog
Our total backlog, which includes both contracted and uncontracted backlog, was as follows for the periods presented:

(in thousands)	December 31, 2022	December 31, 2021
Organic backlog, beginning balance	$139,742	$122,273
Organic additions during the period	194,539	155,244
Organic revenue recognized during the period	(148,891)	(137,601)
Foreign currency translation	(478)	(174)
Organic backlog, ending balance	184,912	139,742

Acquisition-related contract value, beginning balance	—	—
Acquisition-related contract value acquired during the period	109,765	—
Acquisition-related additions during the period	22,731	—
Acquisition-related revenue recognized during the period	(11,658)	—
Foreign currency translation	7,307	—
Acquisition-related backlog, ending balance	128,145	—

Contracted backlog, ending balance	$313,057	$139,742
Uncontracted backlog, ending balance	152,072	131,893
Total backlog, ending balance	$465,129	$271,635

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $37.4 million and $10.7 million in remaining contract value from time and materials contracts as of December 31, 2022 and as of December 31, 2021, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. The acquisition-related contract backlog activity presented in the table above includes only the contracted backlog of Space NV. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. Uncontracted backlog includes $37.4 million and $67.8 million of contract extensions under negotiation that were priced, fully scoped, verbally awarded, and expected to be executed shortly as of December 31, 2022 and as of December 31, 2021, respectively.

REDWIRE CORPORATION
Supplemental Non-GAAP Information

Pro Forma Adjusted EBITDA
Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$(25,876)	$(13,710)	$(130,620)	$(61,537)
Interest expense	2,697	1,525	8,220	6,458
Income tax expense (benefit)	(1,023)	(3,298)	(7,972)	(11,269)
Depreciation and amortization	2,452	3,076	11,288	10,584
Impairment expense	16,161	—	96,623	—
Acquisition deal costs (i)	1,324	1,544	3,237	5,237
Acquisition integration costs (i)	1,096	810	3,915	2,383
Acquisition earnout costs (ii)	—	110	—	11,337
Purchase accounting fair value adjustment related to deferred revenue (ii)	33	62	139	310
Severance costs (iii)	843	—	1,311	—
Capital market and advisory fees (iv)	732	1,844	5,547	10,258
Litigation-related expenses (v)	53	2,978	2,877	2,978
Equity-based compensation (vi)	2,114	4,193	10,786	27,112
Committed equity facility transaction costs (vii)	400	—	1,364	—
Debt financing costs (viii)	—	—	102	48
Warrant liability change in fair value adjustment (ix)	(1,779)	309	(17,784)	(2,629)
Adjusted EBITDA	(773)	$(557)	(10,967)	1,270
Pro forma impact on Adjusted EBITDA (x)	320	316	3,932	1,979
Pro Forma Adjusted EBITDA	$(453)	$(241)	$(7,035)	$3,249
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire incurred acquisition costs related to the Roccor and MIS contingent earnout payments and purchase accounting fair value adjustments to unwind deferred revenue for MIS and DPSS.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees, including, but not limited to, the Company’s former CFO and COO.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with preparation for the Merger and transitional costs associated with becoming a public company.
v.Redwire incurred expenses related to the Audit Committee investigation and securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in the fair value of the associated derivative asset.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with ASC 470, Debt. Amounts presented for the three months and full year ended December 31, 2021 were previously reported under capital market and advisory fees.
ix.Redwire adjusted the fair value of the private warrant liability with changes in fair value recognized as a gain or loss during the respective periods.
x.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the three months and year ended December 31, 2022, the pro forma impact includes the results of Space NV as if it would have been acquired on January 1, 2022. For the three months ended December 31, 2021, the pro forma impact includes the results of Techshot, while the year ended December 31, 2021 includes the results of Oakman, DPSS, and Techshot as if each business had been acquired on January 1, 2021.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Year Ended
(in thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net cash provided by (used in) operating activities	$(4,828)	$(3,033)	$(31,657)	$(37,358)
Less: Capital expenditures	(720)	(628)	(4,152)	(2,857)
Free Cash Flow	$(5,548)	$(3,661)	$(35,809)	$(40,215)

Guidance Related Disclosures
To allow investors to compare Redwire’s actual full year 2022 Revenues and Pro Forma Adjusted EBITDA (which includes the incremental revenues and Adjusted EBITDA that Space NV would have contributed if the acquisition occurred on January 1, 2022) to the guidance provided on November 8, 2022 (which did not account for contributions from Space NV), the tables below provide a bridge between revenues and Pro Forma Adjusted EBITDA actually achieved to the revenues and Pro Forma Adjusted EBITDA Redwire would have achieved had the Space NV acquisition not occurred.
Revenues

	Year Ended		$ Change from prior year	% Change from prior year
(in thousands)	December 31, 2022	December 31, 2021
Revenues	$160,549	$137,601	$22,948	17%
Post-acquisition revenues from Space NV	11,658	—	11,658	100
Revenues, excluding Space NV	$148,891	$137,601	$11,290	8%

Pro Forma Adjusted EBITDA

	Year Ended December 31, 2022
(in thousands)	Redwire (As Reported)	Space NV	Redwire (Excluding Space NV)
Adjusted EBITDA	$(10,967)	$639	$(11,606)
Pro forma impact on Adjusted EBITDA	3,932	3,932	—
Pro Forma Adjusted EBITDA	$(7,035)	$4,571	$(11,606)